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PRESS RELEASE




For more information Contact:  Julia W. Taylor - 919-687-7820

FOR IMMEDIATE RELEASE

                            JULIA TAYLOR TO RETIRE AS
                 PRESIDENT AND CEO OF MECHANICS AND FARMERS BANK

Durham, N.C.--June 28, 2000

Julia W. Taylor, Chairman, President and CEO of Mechanics and Farmers Bank has announced her retirement as President and CEO on or about September 30, 2000. Lee Johnson, Executive Vice President, Chief Financial Officer and Financial Group Executive is expected to be appointed President and Chief Operating Officer.

Taylor became President and CEO of the Bank in 1983. At that time, she was one of two female commercial bank presidents in North Carolina and the only African American in the United States in recent years. She was also elected Chairman of the Board of Directors in 1987 and Chairman, President and CEO of the recently formed M&F Bancorp, Inc., a one-bank holding company. She has guided the Bank from $53,000,000 to over $157,000,000 during her tenure. Under her leadership the Bank has taken a very aggressive stance in building a technology focus, which she says has poised M&F to compete effectively with the larger banks.

Under Taylor's leadership the Bank has received many awards for its service to the communities where the Bank operates. M&F continues to receive recognition for its safety and soundness on a regular basis.

Recently, M&F Bank completed its move of its corporate offices from West Parrish Street in Durham, which was once considered the "Black Wall Street", to Chapel Hill Boulevard. Taylor says that she is pleased with the accomplishments that the Bank has made and hopes that the foundations that have been laid will provide the Bank with all that it needs to serve a much larger population in Durham, Raleigh, Charlotte and Winston-Salem.

Taylor began her career with Mechanics and Farmers Bank in Raleigh in 1955 as a teller and left in 1960 to work for Bank of America and Broadway Federal Savings and Loan Association in Los Angeles. She returned to Mechanics and Farmers Bank in Raleigh in 1965 where she worked her way up through the ranks from Assistant Cashier to Senior Vice President-City Executive prior to becoming President. Taylor says she is looking forward to having the time to smell the roses and spend time with family.


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M&F Bancorp, Inc., with assets of approximately $157 million, is the parent of
Mechanics and Farmers Bank of Durham, North Carolina. M&F Bancorp, Inc.'s stock trades on the Over-the-Counter Bulletin Board under the symbol "MFBP."

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including regulatory approvals, completion of the due diligence process, success of acquiring new locations and integrating newly acquired branches, additional expansion opportunities, the effect of changing economic conditions, product demand, changes in the regulatory environment, and other risk factors detailed in M&F Bancorp's Securities and Exchange Commission filings.